Exhibit 10.5
April 27, 2009
Todd Pellegrin
Hercules Offshore, Inc.
9 Greenway Plaza, Suite 2200
Houston, Texas 77046
     The Company appreciates your willingness and offer to modify certain aspects of your compensation arrangement as set forth in the following paragraph of this letter. Please review this proposal and consider it carefully. If you find the proposed modifications acceptable, please signify your agreement by executing this letter in the space provided below.
     Reference is made to that certain Executive Employment Agreement between you and Hercules Offshore, Inc. (the “Company”), dated effective as of December 15, 2008 (the “Employment Agreement”). For good and valuable consideration provided by each to the other, the sufficiency of which is hereby acknowledged, you hereby agree with the Company to waive certain provisions of your Employment Agreement in connection with the reduction of your salary approved by the Company’s Compensation Committee of the Board of Directors (the “Salary Reduction”) on April 22, 2009. Specifically, you hereby agree to waive Section 4(b)(i) of your Employment Agreement that provides, “in no event shall the Annual Base Salary as defined in the Employment Agreement be less than $240,000.” In addition, you hereby agree that the Salary Reduction shall not constitute “good reason” under Section 5(c)(i) of the Employment Agreement for purposes of termination of the Employment Agreement by you. Further, to the extent necessary to effectuate the foregoing, the Executive and the Company hereby amend the Employment Agreement so that the Salary Reduction will not constitute a breach of Section 4(b)(i) of the Employment Agreement or “good reason” for termination under Section 5(c)(i) thereunder. Upon request by the Company, the Executive will promptly execute such additional documentation of this agreement as the Company may reasonably request. The Salary Reduction will not be taken into account for the purpose of the calculation of severance or benefits due on a change in control.
     To the extent of any conflict, inconsistency or ambiguity between the terms of the Employment Agreement and this letter agreement, the terms of this letter agreement shall govern and prevail. In all other respects, the terms of the Employment Agreement continue to be in full force and effect.

Sincerely, Hercules Offshore, Inc.
By:	/s/ John T. Rynd
John T. Rynd
Chief Executive Officer and President

AGREED to this 27th day of April, 2009

By:	/s/ Todd Pellegrin

Todd Pellegrin